EXHIBIT 99.1
For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
317-484-6042

CHAUTAUQUA AIRLINES SELECTED BY
CONTINENTAL AIRLINES TO OPERATE 44 REGIONAL JETS

Indianapolis, Indiana, (July 21, 2006) - Republic Airways Holdings (NASDAQ/NM: RJET), today announced today that its Chautauqua Airlines subsidiary was selected by Continental Airlines (NYSE: CAL) to provide and operate 44 50-seat regional jets as a Continental Express carrier beginning in January 2007. Continental will continue to schedule and market all of its Continental Express regional jet service.

“We are very pleased to be joining the Continental team and look forward to an expanding relationship. We appreciate the confidence that Continental Airlines has placed with us by awarding Chautauqua this contract,” said Bryan Bedford, Chairman, President and CEO of Republic Airways, “We look forward to providing excellent service to Continental and its customers.”

“In selecting Chautauqua, we’ve identified a regional operator that can uphold our high standards for reliable, quality service, while delivering that service at competitive rates,” said Continental Chairman and CEO Larry Kellner.

Key commercial terms of the agreement include:

1.	Continental will purchase all capacity at predetermined rates and industry standard pass-through costs.
2.	The first aircraft is expected to be placed into service in January 2007 and the last aircraft in July 2007.
3.	Aircraft will be operated under the agreement on terms that vary from two years to five years. Under certain conditions Continental may extend the term on the aircraft up to five additional years.
4.	All aircraft covered by the agreement will be leased by Chautauqua from third party lessors.
5.	All fuel will be purchased directly by Continental and will not be charged back to Chautauqua.
6.	The agreement replaces the previous agreement between Continental and Republic dated April 18, 2006.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines currently offer scheduled passenger service on approximately 1,000 flights daily to 89 cities in 35 states, Canada, Mexico and the Bahamas through airline services agreements with four major U.S. airlines. All of the airlines’ flights are operated under their major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airlines currently employ over 3,300 aviation professionals and operate 166 regional jet aircraft including 71 E170 aircraft.

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.